Exhibit 10.11

BOARD ADVISORY SERVICES AGREEMENT

THIS BOARD ADVISORY SERVICES AGREEMENT (this “Agreement”) is made as of January 1, 2017, by and between Mustang Biotech, Inc., a Delaware corporation (the “Company”), and Caribe BioAdvisors, LLC, a Puerto Rico limited liability company (the “Advisor” and individually a “Party” or collectively the “Parties”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain board advisory services from the Advisor, and the Advisor has agreed to perform such board advisory services;

WHEREAS, this Agreement has been approved by the Company’s Board of Directors (the “Board”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Board Advisory Services.

1.1           Approval and Authority. Where not required by applicable law or regulation, the Advisor shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, the Advisor shall not have the authority to bind the Company, and nothing contained herein shall be construed to create an agency relationship between the Company and the Advisor.

1.1           Services.

1.1.1        Scope. Subject to any limitations imposed by applicable law or regulation, the Advisor shall render or cause to be rendered board advisory services to the Company, which services may include, without limitation, participation on the Board of the Company in the capacity of Chairman of the Board by one of Advisor’s employees and related advice and assistance by Advisor and its employees (collectively, the “Services”). The Advisor shall provide and devote to the performance of this Agreement such employees, Affiliates and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the Services hereunder, which employees (other than Mr. Weiss) shall be billed separately (quarterly in arrears) at the hourly rates designated on Schedule 1.1.1. Such billings shall not exceed $10,000 per year without prior authorization of the Company. “Affiliate” means a person or entity that controls, is controlled by or is under common control with a party, but only for so long as such control exists. For the purposes of the definition of Affiliate, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise.

1.1.2        Board Services. The Company hereby requests and Advisor hereby agrees to provide Mr. Weiss to serve as Chairman of the Board of the Company. In order to enable Advisor to provide Mr. Weiss, one of its employees, to deliver the requested Services as Chairman of the Board of the Company, the Company agrees to use its best efforts to cause Michael S. Weiss, to be elected as a member of the Company’s Board, and to be selected as Chairman of the Board, throughout the Term and shall include him in the slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.

1.2           Non-exclusivity, Freedom to Pursue Opportunities and Limitation on Liability.

1.2.1        Non Exclusivity. The Advisor shall devote such time and efforts to the performance of Services contemplated hereby as the Advisor deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Advisor on a weekly, monthly, annual or other basis. The Company acknowledges that the Services are not exclusive to the Company and that the Advisor will render similar Services to other persons and entities.

1.2.2        Freedom to Pursue Opportunities. In recognition that the Advisor and its Affiliates currently have, and will in the future have or will consider working with or investing in numerous companies with respect to which the Advisor or its Affiliates may serve as an advisor, a director, officer or in some other capacity, and in recognition that the Advisor and its Affiliates have a myriad of duties to these other companies and their shareholders, and in anticipation that the Company and the Advisor (or one or more Affiliates or clients of the Advisor) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties that may confront any Advisor who desires and endeavors fully to satisfy such Advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 1.2.2 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Advisor.

Except as the Advisor may otherwise agree in writing after the date hereof:

(i) the Advisor will have the right: (A) to directly or indirectly engage in any business including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any of the Company’s, (B) to directly or indirectly do business with any client or customer of the Company, (C) to take any other action that the Advisor believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 1.2.2, and (D) not to present potential transactions, matters or business opportunities to the Company, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii) the Advisor and its officers, employees, partners, members, other clients, Affiliates and other associated entities will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or to refrain from any action specified in Section 1.2.2(i), and the Company on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require the Advisor or any of its Affiliates to act in a manner inconsistent with the provisions of this Section 1.2.2.

(iii) Neither the Advisor nor any officer, director, employee, partner, member, stockholder, Affiliate or associated entity thereof will be liable to the Company for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 1.2.2 or of any such person’s participation therein.

2.             Term. The Advisor shall provide the Services set forth in Section 1 above from the date hereof until the earlier of (a) termination of this Agreement by mutual agreement of the Advisor and the Company and (b) the date on which Advisor is no longer a member of the Board of the Company (such period, the “Term”). If this Agreement is terminated as a result of (i) the Board not nominating Advisor for reelection to the Board or (ii) the shareholders not voting to reelect Advisor to the Board, then any outstanding but unvested equity grants shall immediately vest.

No termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any Management Fee (as defined herein in Section 3) accrued, or to reimburse any cost or expense incurred pursuant to Section 4 hereof, prior to the effective date of such termination. Upon termination of this Agreement, the Advisor’s right to receive any further Management Fee or reimbursement for costs and expenses that have not accrued or been incurred to the date of termination shall cease and terminate. Additionally, the obligations of the Company under Section 4 (Expenses), Section 7 (Indemnification), the provisions of Section 1.2.2 above (whether in respect of or relating to Services rendered prior to termination of this Agreement or in respect of or relating to any Services provided after termination of this Agreement) and the provisions of Section 14 (Governing Law) will also survive any termination of this Agreement to the maximum extent permitted under applicable law.

3.             Compensation.

3.1           Commencing on the date hereof, in consideration of the board advisory and consulting services to be rendered, the Company will pay to the Advisor an annual consulting fee in cash in the aggregate amount equal to $60,000 (the “Annual Consulting Fee”), payable in advance in equal quarterly installments within twenty (20) business days of the beginning of each calendar quarter in each year. In addition, Advisor shall receive any and all annual equity incentive grants paid to other members of the Board of Directors, as, if and when paid to the other Board members.

3.2           Any payment pursuant to this Section 3 shall be made either (i) in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time-to-time by the Advisor to the Company in writing or (ii) by corporate check delivered by U.S. mail or overnight delivery service.

4.             Expenses. Actual and direct out-of-pocket expenses reasonably incurred by the Advisor and its personnel in performing the Services shall be reimbursed to the Advisor by the Company upon the delivery to the Company of an invoice, receipt or such other supporting data as the Company reasonably shall require. The Company shall reimburse the Advisor by wire transfer of immediately available funds or by corporate check for any amount paid by the Advisor, which shall be in addition to any other amount payable to the Advisor under this Agreement.

5.             Reserved.

6.             Decisions and Authority of the Advisor.

6.1           No Liability. In no event will the Advisor or any of its Affiliates be liable to the Company for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Services to be provided by the Advisor hereunder. The Company reserves the right to make all decisions with regard to any matter upon which the Advisor has rendered advice and consultation, and there shall be no liability of the Advisor for any such advice accepted by the Company pursuant to the provisions of this Agreement. The Advisor will not be liable for any mistakes of fact, errors of judgment or losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Advisor), except to the extent caused by intentional misconduct of the Advisor as finally determined by a court of competent jurisdiction. In such case, the Advisor’s liability shall be limited to direct damages not to exceed the total fees paid to Advisor for the Services provided to the Company through the date of any claim.

6.2           Independent Contractor. The Advisor shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services under this Agreement. Neither the Advisor nor its officers, employees or agents will be considered employees or agents of the Company or any of its respective subsidiaries as a result of this Agreement. As an independent contractor, the Advisor shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Nothing contained in this Agreement shall result in the Advisor or any of its partners or members or any of their Affiliates, investment Advisors, investment advisors or partners being a partner of or joint venturer with the Company.

7.             Indemnification.

7.1           Indemnification. The Company shall (i) indemnify the Advisor and its respective Affiliates, directors, officers, employees and agents (collectively, the “Indemnified Party”), to the fullest extent permitted by law, from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and expenses (“Indemnified Liabilities”) to which the Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or Services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by such Advisor of the Services contemplated by, this Agreement, and (ii) promptly reimburse the Indemnified Party for Indemnified Liabilities as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or Advisor and whether or not resulting in any liability. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

7.2           Limitations on Indemnity; Restrictions on Liability. The Company shall not be liable under the indemnification contained in Section 7.1 hereof with respect to the Indemnified Party to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from the Indemnified Party’s willful misconduct. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of the Advisor pursuant to, or the performance by the Advisor of the Services contemplated by, this Agreement.

8.             Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with a hard copy sent to the recipient by reputable overnight courier service (charges prepaid)) if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient if received via electronic mail before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day after such receipt. Such notices, demands and other communications shall be sent to the address for such recipient indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to the Advisor

Caribe Plaza

25 Avenida Ponce de Leon, Suite 1201

San Juan, Puerto Rico 00901

Attn: Michael S. Weiss

e-mail: msw@caribebio.com

Notices to the Company:

2 Gansevoort Street,

9th Floor

New York, NY 10014

Attention: Robyn Hunter

e-mail: rhunter@fortressbio.com

9.             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

10.           Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11.           Counterparts. This Agreement may be executed in multiple counterparts, and any Party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which counterparts taken together will constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.

12.           Amendments and Waiver. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by both the Company and the Advisor. No waiver on any one occasion will extend to, effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any Party hereto.

13.           Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto will bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. Neither the Company nor the Advisor may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the Advisor may assign this Agreement to any of its Affiliates.

14.           Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Delaware.

15.           Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the Parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the Parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the Parties hereto to the waiver of its right to trial by jury.

16.           No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17.           Headings; Interpretation. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Advisory Services Agreement as of the date first written above.

CARIBE BIOADVISORS, LLC

By:	/s/ Michael S. Weiss
Name:	Michael S. Weiss
Title:	Chief Executive Officer

MUSTaNG BIOTEch, INC.

By:	/s/ Robyn M. Hunter
Name:	Robyn M. Hunter
Title:	Treasurer & Secretary

Signature Page to Advisory Services Agreement

Schedule 1.1.1

Assistant - $50

Junior Associate - $75

Associate - $100

Senior Associate - $150